Exhibit 99.1

On May 10, 2013, Wheeler Real Estate Investment Trust, Inc. (the “Company”), through its subsidiary of Wheeler Real Estate investment Trust, L.P., entered into a Purchase and Sale Agreement (the “Agreement”) with a related party to acquire the Starbucks/Verizon building (the “Property”) located in the Fairfield Shopping Center in Virginia Beach, Virginia for a purchase price of approximately $1.39 million. Closing the Agreement is subject to obtaining the necessary financing and customary due diligence. The Property is a 5,600 square foot free-standing building that was significantly renovated during 2012 to accommodate a Starbucks coffeehouse and a Verizon Wireless store. The Starbucks coffeehouse occupies approximately 2,165 square feet of the building under a 10 year, 5 month lease expiring in 2023 which includes three renewal options. The Verizon Wireless store occupies approximately 3,435 square feet of the building under a 10 year lease expiring in 2022 which includes three renewal options. The Property is subject to a 10 year ground lease with Fairfield Shopping Center, a related party, expiring in 2022.

Prior to Starbucks and Verizon Wireless occupying the building beginning during the 2012 fourth quarter, the building had not been occupied since July 2011 at which time it was part of the Fairfield Shopping Center. Accordingly, there is very limited rental history available on the Property during 2011 and 2012 that would enable us to generate the audited financial information required under Rule 3-14 of Regulation S-X as promulgated by the Securities and Exchange Commission. Therefore, we concluded that the information required under paragraphs (a)(2) and (a)(3) of Rule 3-14 of Regulation S-X applies which is being provided below.

Estimated Revenues	$217,900
Estimated Operating Expenses	117,100

Estimated Cash to be Made Available by Operations	100,800
Estimated Depreciation and Amortization Expenses	81,400

Estimated Taxable Operating Results	$19,400

In preparing the unaudited financial information above, we made the following assumptions:

1.	Estimated revenue includes the initial annual contractual rental income and the projected tenant reimbursements of the Property’s two tenants.

2.	Estimated property expenses represent our projected pro forma cash operating expenses for the Property.

3.	Estimated depreciation and amortization expense is calculated based on the preliminary estimated fair values of the assets acquired and liabilities assumed and their respective estimated useful lives.

4.	Since we will not incur any debt with this acquisition, there will be no annual debt service on this Property.

In management’s opinion, the information presented above reflects our best estimate of the Property’s incremental impact on the Company’s cash available for operations and taxable operating results. This unaudited financial information is for informational purposes only and should be read in conjunction with the historical financial statements of the Company, including the related notes thereto, which were filed with the Securities and Exchange Commission on October 23, 2012 as part of the Company’s Registration Statement on Form S-11 and on April 1, 2013 as part of its Annual Report on Form 10-K for the year ended December 31, 2012.